EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2020 Results

FORT COLLINS, Colo., Feb. 03, 2020 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its first quarter of fiscal year 2020 ending December 31, 2019. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

First Quarter Highlights

  Net sales were $720 million, compared to $653 million, an increase of 10 percent.
  Net earnings were $53 million, compared to $49 million.
  Adjusted net earnings1 were $71 million, compared to $62 million.
  Earnings per share increased to $0.83, up from $0.77.
  Adjusted earnings per share1 was $1.10, up from $0.96.
  Cash from operations was $27 million; adjusted free cash flow1 was $29 million.

“We delivered a solid quarter to start fiscal year 2020. Aerospace continues to perform very well despite ongoing uncertainty surrounding the 737 MAX aircraft, while Industrial performance was in line with our expectations,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “In January, we announced our planned merger with Hexcel Corporation to form Woodward Hexcel, a premier integrated systems provider serving the aerospace and industrial sectors. Woodward Hexcel will focus on technology-rich innovations to deliver smarter, cleaner and safer customer solutions, which we believe will drive significant value for our shareholders.”

First Quarter Company Results

Net sales were $720 million for the first quarter of fiscal 2020, compared to $653 million for the prior year quarter.  Net earnings were $53 million, or $0.83 per share, compared to $49 million, or $0.77 per share, for the prior year quarter.

Adjusted net earnings were $71 million, or $1.10 per share, compared to $62 million, or $0.96 per share, for the prior year quarter.

The effective tax rate for the first quarter of 2020 was 13.3 percent, compared to 20.1 percent in the prior year. The adjusted effective tax rate1 was 17.1 percent for the quarter, compared to 21.0 percent for the first quarter of 2019.

During the quarter, one of two parcels of the real property located at our former operations in Duarte, California was sold for $19 million, which resulted in an after-tax gain of $10 million ($14 million pre-tax), or $0.16 per share. We anticipate the other parcel to be sold by the end of the third quarter of fiscal 2020.  Also during the quarter, our board of directors approved the divestiture of our renewable power systems portfolio which resulted in a non-cash impairment charge of $28 million after-tax ($38 million pre-tax), or $0.43 per share. On January 31, 2020, we entered into an agreement to divest the renewable power systems portfolio. Adjusted net earnings excludes the impacts of the gain on the sale of the Duarte real property and the financial impacts of the sale of the renewables portfolio. The pre-tax amounts of both items are reflected in non-segment results.

Segment Results

Aerospace
Aerospace segment net sales for the first quarter of fiscal 2020 were $474 million, compared to $393 million for the first quarter a year ago, a 21 percent increase.

The Aerospace segment delivered another strong quarter with broad-based sales growth across commercial and defense in both OEM and aftermarket.

Segment earnings for the first quarter of 2020 were $93 million, compared to $73 million for the same quarter last year. Segment earnings as a percent of segment net sales were 19.6 percent for the first quarter of 2020, compared to 18.5 percent in the same quarter of the prior year. Segment earnings primarily benefitted from the higher sales volume in the quarter.

Industrial
Industrial segment net sales for the first quarter of fiscal 2020 were $246 million, compared to $260 million for the first quarter a year ago.

As anticipated, softness in oil and gas and associated aftermarket was the primary driver of the decline in Industrial segment net sales for the first quarter of 2020, which was partially offset by improved sales within renewable power systems.

Industrial segment earnings and adjusted Industrial segment earnings1 for the first quarter of 2020 were $28 million, or 11.5 percent of segment net sales. Segment earnings for the first quarter of the prior year were $29 million, or 11.2 percent of segment net sales. Adjusted Industrial segment earnings for the first quarter of 2019 were $39 million, or 14.9 percent of segment net sales. The decrease in adjusted Industrial segment earnings was primarily due to the lower sales volume, which was largely due to lower oil and gas aftermarket.

Nonsegment
Nonsegment expenses totaled $51 million for the first quarter of fiscal 2020, compared to $29 million for the same period of the prior year. Adjusted nonsegment expenses1 for the first quarter of 2020 were $27 million, compared to $22 million for the same quarter last year.

Cash Flow and Financial Position

Net cash provided by operating activities for the first quarter of fiscal year 2020 was $27 million, compared to $85 million for the prior year. Payments for property, plant, and equipment for the first quarter of 2020 were $17 million, compared to $31 million in the same period of 2019. Free cash flow for the first quarter of 2020 was $10 million, compared to free cash flow of $53 million for the first quarter of 2019. Adjusted free cash flow1 was $29 million for the first quarter of 2020, which includes the $19 million of proceeds from the sale of the first parcel of the Duarte real property. The decrease in adjusted free cash flow for the first quarter of 2020, compared to free cash flow in the first quarter of 2019, was primarily related to higher working capital in the first quarter of 2020.

Total debt was $1.11 billion at December 31, 2019, compared to $1.08 billion at September 30, 2019. Debt-to-EBITDA1 leverage at December 31, 2019 was 2.0 times EBITDA, compared to 2.1 times EBITDA at September 30, 2019.

Fiscal Year 2020 Outlook

Our previously stated outlook has been updated to reflect the expected impacts of the 737 MAX, weaker oil and gas sales, the sale of the renewables portfolio, the lower tax rate and higher outstanding share count. Any potential impact from the coronavirus is unknown at this time and therefore not reflected in our outlook.

Total net sales for fiscal 2020 are now expected to be between $2.9 and $3.0 billion.

Aerospace sales are now anticipated to be up low single digits compared to the prior year, and Aerospace segment earnings as a percent of segment net sales are still expected to be approximately 21 percent.

Taking into account the impact of the sale of the renewables portfolio, which is expected to close in our third quarter, Industrial sales are now expected to be approximately flat compared to the prior year. Industrial segment earnings as a percent of segment net sales are expected to be approximately 14 percent, which reflects the benefit from the sale of the renewables portfolio being offset by weaker than anticipated oil and gas sales for the full year.

The adjusted effective tax rate is now expected to be approximately 20 percent.

Adjusted free cash flow is expected to be approximately $420 million.

Adjusted earnings per share, which excludes the impacts of the gain on the sale of the Duarte real property and the financial impacts of the sale of the renewables portfolio, is now expected to be between $5.22 and $5.52 based on approximately 65 million of fully diluted weighted average shares outstanding. As a result of the merger agreement with Hexcel, we will not be repurchasing as many shares in the fiscal year as originally planned in our outlook for fiscal 2020. However, within the 18 months following the close of the merger, we anticipate repurchasing approximately $1.5 billion of Woodward Hexcel stock, or approximately 10 percent of the anticipated market capitalization of the combined entity.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, February 3, 2020, to provide an overview of the financial performance for the first quarter of fiscal year 2020, business highlights, and outlook for fiscal 2020. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 7896763. An audio replay will be available by telephone from 7:30 p.m. EST on February 3, 2020 until 11:59 p.m. EST on February 17, 2020. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 7896763.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations.” The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our position within our markets and ability to compete effectively, including statements about the effect of the 737 MAX grounding, expectations related to the performance of our segments and specific markets within those segments, our plans and expectations regarding our proposed merger with Hexcel, the sale of our Duarte real estate, the sale of our renewable power systems portfolio, and our outlook regarding future sales, earnings, earnings per share, liquidity, tax rate, and relative profitability, and the factors that may affect that outlook, including the coronavirus. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation, such as diseases, epidemics and natural disasters,  and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; risks associated with integrating the L’Orange business, including diversion of management time and attention, inability to meet our expectations, unexpected liabilities, loss of employees and difficulties integrating and retaining customers, suppliers and partners; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; risks associated with the proposed merger with Hexcel, including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of Hexcel or Woodward to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against Hexcel, Woodward or their respective directors; the ability to obtain regulatory approvals and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals required for the merger are not obtained on a timely basis or at all, or are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain approval by Hexcel stockholders and Woodward stockholders on the expected schedule; difficulties and delays in integrating Hexcel’s and Woodward’s businesses; prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties; risks that the transaction disrupts Hexcel’s or Woodward’s current plans and operations; failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; the ability of Hexcel or Woodward to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; uncertainty as to the long-term value of the common stock of the combined company following the merger; the continued availability of capital and financing following the merger; the business, economic and political conditions in the markets in which Hexcel and Woodward operate; the fact that Hexcel’s and Woodward’s reported earnings and financial position may be adversely affected by tax and other factors; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, which we expect to file shortly, and its Annual Report on Form 10-K for the year ended September 30, 2019, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

In connection with the proposed merger, Woodward will file with the SEC a registration statement on Form S-4 to register the shares of Woodward’s common stock to be issued in connection with the merger. The registration statement will include a preliminary joint proxy statement/prospectus which, when finalized, will be sent to the respective stockholders of Hexcel and Woodward seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HEXCEL, WOODWARD AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Hexcel at its website, www.hexcel.com, or from Woodward at its website, www.woodward.com.  Documents filed with the SEC by Hexcel will be available free of charge by accessing Hexcel’s website at www.hexcel.com under the heading Investor Relations, or, alternatively, by directing a request by telephone or mail to Hexcel Corporation at 281 Tresser Boulevard, Stamford, Connecticut 06901, (203) 352-6826, and documents filed with the SEC by Woodward will be available free of charge by accessing Woodward’s website at www.woodward.com under the heading Investors, or, alternatively, by directing a request by telephone or mail to Woodward, Inc. at PO Box 1519, Fort Collins, Colorado 80522, (970) 498-3580.

Participants In The Solicitation

Hexcel, Woodward and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Hexcel and Woodward in respect of the proposed merger under the rules of the SEC. Information about Hexcel’s directors and executive officers is available in Hexcel’s proxy statement dated March 22, 2019 for its 2019 Annual Meeting of Stockholders. Information about Woodward’s directors and executive officers is available in Woodward’s proxy statement dated December 13, 2019 for its 2019 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Hexcel or Woodward using the sources indicated above.

No Offer Or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended
	December 31,
	2019	2018

Net sales	$720,355	$652,811
Costs and expenses:
Cost of goods sold	534,917	492,174
Selling, general, and administrative expenses	62,045	51,927
Research and development costs	36,846	38,867
Impairment of assets held for sale	37,902	-
Interest expense	9,009	11,878
Interest income	(487)	(371)
Other (income) expense, net	(21,425)	(3,179)
Total costs and expenses	658,807	591,296
Earnings before income taxes	61,548	61,515
Income taxes	8,175	12,395
Net earnings	$53,373	$49,120

Earnings per share amounts:
Basic earnings per share	$0.86	$0.79
Diluted earnings per share	$0.83	$0.77
Weighted average common shares outstanding:
Basic	61,991	61,818
Diluted	64,673	64,059

Cash dividends per share paid to Woodward common stockholders	$0.1625	$0.1425

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	December 31,	September 30,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$148,008	$99,073
Accounts receivable	572,443	591,529
Inventories	520,266	516,836
Income taxes receivable	8,743	8,099
Other current assets	79,737	55,691
Total current assets	1,329,197	1,271,228
Property, plant, and equipment, net	1,033,578	1,058,775
Goodwill	795,781	797,853
Intangible assets, net	613,135	611,992
Deferred income tax assets	18,315	18,161
Other assets	217,163	198,517
Total assets	$4,007,169	$3,956,526

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$283,168	$220,000
Current portion of long-term debt	101,598	-
Accounts payable	218,486	240,460
Income taxes payable	20,704	18,849
Accrued liabilities	168,089	228,127
Total current liabilities	792,045	707,436
Long-term debt, less current portion	729,176	864,899
Deferred income tax liabilities	154,563	151,362
Other liabilities	532,782	506,088
Total liabilities	2,208,566	2,229,785
Stockholders’ equity	1,798,603	1,726,741
Total liabilities and stockholders’ equity	$4,007,169	$3,956,526

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2019	2018
Net cash provided by operating activities	$27,445	$84,712

Cash flows from investing activities:
Payments for property, plant, and equipment	(17,232)	(31,346)
Net proceeds from sale of assets	18,809	249
Proceeds from sales of short-term investments	-	27
Payments for purchases of short-term investments	(2)	(947)
Net cash (used in) provided by investing activities	1,575	(32,017)

Cash flows from financing activities:
Cash dividends paid	(10,064)	(8,808)
Proceeds from sales of treasury stock	7,558	3,384
Borrowings on revolving lines of credit and short-term borrowings	461,633	542,847
Payments on revolving lines of credit and short-term borrowings	(441,500)	(501,218)
Payments of long-term debt and capital lease obligations	(439)	(100,132)
Net cash (used in) provided by financing activities	17,188	(63,927)
Effect of exchange rate changes on cash and cash equivalents	2,727	(728)
Net change in cash and cash equivalents	48,935	(11,960)
Cash and cash equivalents at beginning of year	99,073	83,594
Cash and cash equivalents at end of period	$148,008	$71,634

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2019	2018
Net sales:
Aerospace	$473,925	$392,887
Industrial	246,430	259,924
Total consolidated net sales	$720,355	$652,811
Segment earnings*:
Aerospace	$92,911	$72,854
As a percent of segment net sales	19.6%	18.5%
Industrial	28,230	29,169
As a percent of segment net sales	11.5%	11.2%
Total segment earnings	121,141	102,023
Nonsegment expenses	(51,071)	(29,001)
EBIT	70,070	73,022
Interest expense, net	(8,522)	(11,507)
Consolidated earnings before income taxes	$61,548	$61,515

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$17,232	$31,346
Depreciation expense	$22,546	$21,169

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES [1]
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2019	2018
Nonsegment expenses (U.S. GAAP)	$51,071	$29,001
Gain on sale of Duarte property	13,522	-
Impairment of assets held for sale*	(37,902)	-
Duarte move related costs	-	(6,963)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$26,691	$22,038

* Predominantly related to the announced divestiture of renewable power systems and protective relay businesses.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS TO ADJUSTED INDUSTRIAL SEGMENT EARNINGS [1]
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2019	2018
Industrial segment earnings (U.S. GAAP)	$28,230	$29,169
Purchase accounting impacts*	-	9,511
Adjusted Industrial segment earnings (Non-U.S. GAAP)	$28,230	$38,680

* Represents the purchase accounting impact related to the amortization of the Woodward L'Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	December 31, 2019			December 31, 2018
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$61,548	$53,373	$0.83	$61,515	$49,120	$0.77
Non-U.S. GAAP adjustments:
Gain on sale of Duarte property	(13,522)	(10,175)	(0.16)	-	-	-
Impairment of assets held for sale	37,902	28,016	0.43	-	-	-
Duarte move related costs	-	-	-	6,963	5,294	0.08
Purchase accounting impacts*	-	-	-	9,511	7,232	0.11
Total non-U.S. GAAP adjustments	24,380	17,841	0.27	16,474	12,526	0.20
Adjusted earnings (Non-U.S. GAAP)	$85,928	$71,214	$1.10	$77,989	$61,646	$0.96

* Represents the purchase accounting impacts related to the amortization of the Woodward L’Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND ADJUSTED EBIT [1]
(Unaudited - in thousands)
	Three-Months Ended
	December 31,
	2019	2018
Net earnings (U.S. GAAP)	$53,373	$49,120
Income taxes	8,175	12,395
Interest expense	9,009	11,878
Interest income	(487)	(371)
EBIT (Non-U.S. GAAP)	70,070	73,022
Non-U.S. GAAP adjustments*	24,380	16,474
Adjusted EBIT (Non-U.S. GAAP)	$94,450	$89,496

* Includes, as applicable, (i) the gain on sale of the Duarte property, (ii) the impairment of assets held for sale, (iii) Duarte move related costs, (iv) purchase accounting impact related to the amortization of the Woodward L'Orange backlog intangible, and (v) the write-off of Senvion related assets.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA [1] AND ADJUSTED EBITDA [1]
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2019	2018
Net earnings (U.S. GAAP)	$53,373	$49,120
Income taxes	8,175	12,395
Interest expense	9,009	11,878
Interest income	(487)	(371)
Amortization of intangible assets	9,905	17,472
Depreciation expense	22,546	21,169
EBITDA (Non-U.S. GAAP)	102,521	111,663
Non-U.S. GAAP adjustments*	24,380	6,963
Adjusted EBITDA (Non-U.S. GAAP)	$126,901	$118,626

* Includes, as applicable, (i) the gain on sale of the Duarte property, (ii) the impairment of assets held for sale, (iii) Duarte move related costs, and (iv) the write-off of Senvion related assets.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended
	December 31,
	2019	2018

Net cash provided by operating activities (U.S. GAAP)	$27,445	$84,712
Payments for property, plant, and equipment	(17,232)	(31,346)
Free cash flow (Non-U.S. GAAP)	10,213	53,366
Cash proceeds from the sale of the Duarte facility	18,767	-
Adjusted free cash flow (Non-U.S. GAAP)	$28,980	$53,366

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted Industrial segment earnings, adjusted EBIT and EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) the gain on sale of assets associated with the sale of the Company’s Duarte real estate, (ii) the charge from the impairment of assets held for sale associated with the Company’s decision to divest its renewable power systems portfolio, (iii) Duarte move related costs, (iv) the purchase accounting impacts related to the amortization of the backlog intangible acquired in connection with the acquisition of Woodward L’Orange on June 1, 2018 (the “L’Orange Acquisition”), and (iv) the transition impacts of the change in U.S. federal tax legislation in December 2017.  Woodward believes that these items are short-term costs or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash proceeds from the sale of real property at our former Duarte operations. Management believes the inclusion of these proceeds in free cash flow better portrays the net cash impact of relocating the Duarte, CA operations to the Drake Campus in Fort Collins, CO. For future periods, adjusted free cash flow will also exclude the cash impacts of the costs associated with the anticipated merger.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted cash flow from operating activities, free cash flow, adjusted free cash flow, adjusted net earnings, adjusted Industrial segment net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT and EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:

Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com